FIRST AMENDMENT TO THE CIC AGREEMENT

This First Amendment (this “Amendment”) to the Amended and Restated Change in Control Agreement by and between Hill-Rom Holdings, Inc. (the “Company”) and the executive whose name is set forth on the signature page hereto (the “Executive”), dated as of the date set forth on the signature page hereto (the “CIC Agreement”), is effective as of September 1, 2021 (the “Effective Date”).

WHEREAS, the Company and the Executive wish to amend the CIC Agreement in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger among the Company, Baxter International Inc. and the other party named therein (the “Merger Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Effective Date. This Amendment is hereby effective as of the Effective Date. Notwithstanding the foregoing, without any action required by the Company or the Executive, if the Merger Agreement is terminated in accordance with its terms without the consummation of the Merger, this Amendment shall be automatically revoked on the date on which the Merger Agreement is terminated, and the CIC Agreement shall remain in full force and effect as if the CIC Agreement had not been amended pursuant to this Amendment.

2.Amendment. Section 3 of the CIC Agreement is hereby deleted and replaced in its entirety with the following:

“3.    Section 4999 Excise Tax Gross-Up.

(a)In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes, including, without limitation, any income and employment taxes (including any interest and penalties imposed with respect to such taxes) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments and payable by the Executive, to the extent necessary to put the Executive in the same after-tax position as if no such Excise Tax had been imposed upon the Payments.

(b)Subject to the provisions of Section 3(c), all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Compensation & Benefits Advisory Services, LLC (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the

Company. The Company may, prior to the change in ownership or effective control (within the meaning of Section 280G of the Code), appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to Executive, subject to required tax withholding, within seven (7) days after the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 3(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(c)Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)give the Company any information reasonably requested by the Company relating to such claim;

(ii)take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)cooperate with the Company in good faith in order to effectively contest such claim; and
(iv)permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount.

(d)If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 3(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company complying with the requirements of Section 3(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 3(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.”

3.Effect of Amendment. Except as expressly modified herein, the CIC Agreement shall remain in full force and effect in accordance with its terms.

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